As filed with the Securities and Exchange Commission on August 31, 2023
Registration No. 333-262279
Registration No. 333-269192

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-262279

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-269192

UNDER
THE SECURITIES ACT OF 1933

PARDES BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
Delaware	85-2696306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2173 Salk Avenue, Suite 250
PMB#052
Carlsbad, CA 92008
(415) 649-8758
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis Ryan
Chief Financial Officer and Secretary
Pardes Biosciences, Inc.
2173 Salk Avenue, Suite 250
PMB#052
Carlsbad, CA 92008
(415) 649-8758
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Marell
Austin S. Pollet
Luke Jennings
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements (collectively, the “Registration Statements”) filed by Pardes Biosciences, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”):

1.
Registration Statement No. 333-262279, registering the resale of up to an aggregate of 39,688,152 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), by certain selling stockholders, which was filed on January 21, 2022, amended on January 28, 2023 and declared effective by the Commission on February 1, 2022, as amended by Post-Effective Amendment No. 1, which was filed with the Commission on March 30, 2022 and declared effective by the Commission on March 31, 2022, and Post-Effective Amendment No. 2, which was filed with the Commission on January 12, 2023 and declared effective by the Commission on January 17, 2023.

2.
Registration Statement No. 333-269192, registering the sale by the Registrant of up to $200,000,000 of Common Stock, preferred stock, debt securities, warrants to purchase Common Stock, preferred stock or debt securities, subscription rights to purchase Common Stock, preferred stock or debt securities and/or units consisting of some or all of these securities, which was filed with the Commission on January 11, 2023, and declared effective by the Commission on January 20, 2023.

On August 31, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (the “Merger Agreement”), by and among the Registrant, MediPacific, Inc., a Delaware corporation (“Parent”), and MediPacific Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Larkspur, California, on August 31, 2023.

PARDES BIOSCIENCES, INC.

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Chief Financial Officer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.